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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 1)

						Billserv.com
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

090181108
						(CUSIP Number)

September 18, 2001
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-2(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 9

CUSIP No. 090181108				13D				Page 2 of 9

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-3,854,000-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-3,854,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-3,854,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	20.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 090181108				13D				Page 3 of 9

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-3,854,000-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-3,854,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-3,854,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	20.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 090181108				13D				Page 4 of 9

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-3,000,000-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-3,000,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-3,000,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	16.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 090181108				13D			Page 5 of 9

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of Billserv.com.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 090181108				13D			Page 6 of 9

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		3,854,000	20.8%
RS Investment Mgmt, L.P.		3,854,000	20.8%
RS Diversified Growth Fund		3,000,000	16.2%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 18,538,526 shares of Common Stock of the Issuer outstanding as of August 1, 2001.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 3,854,000 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 3,854,000 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is a series Of a Massachusetts Business Trust with shared dispositive power over 3,000,000 shares of the Issuer.

CUSIP No. 090181108				13D			Page 7 of 9

The following is a list of transactions by the filing parties in the last 60 days:

ACCT		     DATE        SHARES       NET TRADE  TYPE

sub-advised acct 07-18-01         500         971    open mkt sale
sub-advised acct 07-24-01         600        1176    open mkt sale
sub-advised acct 08-23-01        1000        1500    open mkt sale
sub-advised acct 08-24-01        2200        3080    open mkt sale
sub-advised acct 08-24-01        2700        3780    open mkt sale
sub-advised acct 08-24-01         100         140    open mkt sale
sub-advised acct 08-24-01         100         140    open mkt sale
sub-advised acct 08-28-01         200         238    open mkt sale
sub-advised acct 08-28-01         300         357    open mkt sale
sub-advised acct 07-18-01         600        1165    open mkt sale
sub-advised acct 07-24-01         800        1568    open mkt sale
sub-advised acct 08-23-01         500         750    open mkt sale
sub-advised acct 08-24-01        2700        3780    open mkt sale
sub-advised acct 08-28-01        5000        5950    open mkt sale
sub-advised acct 09-06-01         300         420    open mkt sale
sub-advised acct 09-07-01         100         130    open mkt sale
sub-advised acct 09-10-01         300         375    open mkt sale
sub-advised acct 09-17-01        1900        1913    open mkt sale
sub-advised acct 09-18-01        2400        2430    open mkt sale
DGF              07-18-01        7262       14101    open mkt sale
DGF              07-18-01        1700        3301    open mkt sale
DGF              07-18-01        1200        2330    open mkt sale
DGF              07-18-01         938        1821    open mkt sale
DGF              07-24-01        3762        7373    open mkt sale
DGF              07-24-01        7300       14308    open mkt sale
DGF              07-24-01        1000        1960    open mkt sale
DGF              07-24-01         500         980    open mkt sale
DGF              07-24-01         738        1446    open mkt sale
DGF              08-23-01         500         750    open mkt sale
DGF              08-24-01        2200        3080    open mkt sale
DGF              08-28-01        5000        5950    open mkt sale
DGF              08-29-01        5000        5200    open mkt sale
DGF              09-06-01        1562        2187    open mkt sale
DGF              09-06-01        1038        1453    open mkt sale
DGF              09-07-01        1400        1820    open mkt sale
DGF              09-10-01          62          77    open mkt sale
DGF              09-10-01         862        1077    open mkt sale
DGF              09-10-01        1676        2095    open mkt sale
DGF              09-17-01        8324        8381    open mkt sale
DGF              09-17-01        3200        3222    open mkt sale
DGF              09-17-01        5776        5816    open mkt sale
DGF              09-18-01        4224        4277    open mkt sale
DGF              09-18-01       10000       10125    open mkt sale
DGF              09-18-01        6876        6962    open mkt sale
sub-advised acct 07-18-01        1300        2524    open mkt sale
sub-advised acct 07-24-01        1562        3061    open mkt sale
sub-advised acct 07-24-01          38          74    open mkt sale
sub-advised acct 08-23-01          62          93    open mkt sale
sub-advised acct 08-23-01         238         357    open mkt sale
sub-advised acct 08-24-01         662         927    open mkt sale
sub-advised acct 08-24-01         538         753    open mkt sale
sub-advised acct 08-28-01        3662        4358    open mkt sale
sub-advised acct 08-28-01        1338        1592    open mkt sale
sub-advised acct 09-06-01         362         507    open mkt sale
sub-advised acct 09-06-01         238         333    open mkt sale
sub-advised acct 09-07-01         300         390    open mkt sale
sub-advised acct 09-10-01         600         750    open mkt sale
sub-advised acct 09-17-01        3800        3826    open mkt sale
sub-advised acct 09-18-01        4700        4759    open mkt sale
RS acct          07-18-01        1000        1942    open mkt sale
RS acct          07-24-01         770        1509    open mkt sale
RS acct          07-24-01         430         843    open mkt sale
RS acct          08-23-01         500         750    open mkt sale
RS acct          08-24-01        2300        3220    open mkt sale
RS acct          08-28-01        2000        2380    open mkt sale
RS acct          08-29-01        5000        5200    open mkt sale
RS acct          09-06-01         300         420    open mkt sale
RS acct          09-07-01         100         130    open mkt sale
RS acct          09-10-01         300         375    open mkt sale
RS acct          09-17-01        1900        1913    open mkt sale
RS acct          09-18-01        2400        2430    open mkt sale
RS acct          07-18-01        2000        3883    open mkt sale
RS acct          07-24-01        2500        4900    open mkt sale
RS acct          08-23-01        1400        2100    open mkt sale
RS acct          08-24-01        6500        9100    open mkt sale
RS acct          08-28-01        5000        5950    open mkt sale
RS acct          08-29-01       10000       10400    open mkt sale
RS acct          09-06-01        1200        1680    open mkt sale
RS acct          09-07-01         600         780    open mkt sale
RS acct          09-10-01        1200        1500    open mkt sale
RS acct          09-17-01        7600        7652    open mkt sale
RS acct          09-18-01        9400        9517    open mkt sale

CUSIP No. 090181108				13D			Page 8 of 9

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	September 19, 2001

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

CUSIP No. 090181108				13D			Page 9 of 9

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	September 19, 2001

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer